Exhibit 99.1

Evolution Petroleum Announces Appointment of Jason Brown as Chief Executive Officer

Houston, TX, July 11, 2019 - Evolution Petroleum Corporation (NYSE American: EPM) today announced that its Board of Directors appointed Jason Brown as President and Chief Executive Officer of the Company effective July 10, 2019. Robert Herlin, who has been serving as the Interim CEO since May 31, 2018, will remain as Chairman of the Board of Directors.
Brown is the founder of LongBow Energy, a private upstream energy company focused on upstream value creation for clients and its own interests, for which he has served as president for ten years. He previously was a co-founder and corporate development officer of Halcon Resources. Earlier in his career he was employed by RBC Richardson Barr, focused on acquisitions and divestitures, and by Petrohawk Energy as an asset manager. Jason began his engineering career with the Williams Companies and is a licensed professional engineer. He earned his B.S. degree in chemical engineering from the University of Tulsa and his MBA from the Mendoza School of Business at the University of Notre Dame.
“After an extensive search process that considered many strong candidates, we are pleased to have Jason join our team to continue to enhance the company’s prospects for creating value for our shareholders,” said Robert Herlin, Chairman. “His wealth of experience in energy-related business development, technical knowledge and excellent fit with our culture fully aligns with the board’s vision of conservative, steady growth to support both our dividend policy and long-term shareholder value creation. We look forward to working with Jason in this effort to take the company to the next phase of our development and are delighted to have him aboard.
About Evolution Petroleum
Evolution Petroleum Corporation is an oil and gas company focused on delivering a sustainable dividend yield to its shareholders through the ownership, management and development of oil and gas properties onshore in the United States. The Company's long-term goal is to build a diversified portfolio of oil and gas assets primarily through acquisition, while seeking opportunities to maintain and increase production through selective development, production enhancement and other exploitation efforts on its properties. Our largest current asset is our interest in a CO2 enhanced oil recovery project in Louisiana's Delhi field.

Additional information, including the Company's annual report on Form 10-K and its quarterly reports on Form 10-Q, is available on its website at www.EvolutionPetroleum.com.
Cautionary Statement
All forward-looking statements contained in this press release regarding potential results and future plans and objectives of the Company involve a wide range risks and uncertainties. Statements herein using words such as "enhance", "creating", “vision” and words of similar meaning are forward-looking statements. Although our expectations are based on engineering, geological, financial and operating assumptions that we believe to be reasonable, many factors could cause actual results to differ materially from our expectations and we can give no assurance that our goals will be achieved. These factors and others are detailed under the heading "Risk Factors" and elsewhere in our periodic documents filed with the SEC. The Company undertakes no obligation to update any forward-looking statement.

Company Contact:
David Joe, SVP and CFO
(713) 935-0122
djoe@evolutionpetroleum.com